UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2020

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.25 Par Value	FLS	New York Stock Exchange
1.25% Senior Notes due 2022	FLS22A	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 14, 2020, Flowserve Corporation, a New York corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, relating to the offering and sale of $500 million aggregate principal amount of the Company’s 3.500% Senior Notes due 2030 (the “Notes”).

The terms of the Notes will be governed by the Indenture, dated as of September 11, 2012, between the Company and U.S. Bank National Association, as trustee, and a related supplemental indenture, to be dated as September 21, 2020, setting forth the specific terms applicable to the Notes.

The offering of the Notes is expected to close on September 21, 2020, subject to the satisfaction of customary closing conditions contained in the Underwriting Agreement. The Company intends to use the net proceeds of the offering to finance its previously announced cash tender offer (the “Tender Offer”) for any and all of the €500 million outstanding aggregate principal amount of its previously issued 1.250% EUR Senior Notes due 2022 (the “2022 Notes”). To the extent any net proceeds exceed the amount used to repurchase the 2022 Notes in the Tender Offer, the Company intends to use the net proceeds for general corporate purposes.

The Notes are being offered and sold under a Registration Statement on Form S-3 (Registration No. 333-230796) and are described in a Prospectus Supplement dated September 14, 2020.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing, indemnification rights and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with the Company or its affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates are lenders under the Company’s revolving credit facility. To the extent any of the underwriters or their affiliates hold a portion of the 2022 Notes, they may tender such 2022 Notes pursuant to the terms and subject to the conditions set forth under the tender offer documents and accordingly may receive or be deemed to receive a portion of the net proceeds of the offering of Notes. In addition, BofA Securities, Inc. is acting as dealer manager in the Tender Offer and will receive customary fees in connection therewith.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 14, 2020, among Flowserve Corporation and BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Flowserve Corporation

Date: September 16, 2020	By:	/s/ Amy B. Schwetz
Amy B. Schwetz
Senior Vice President, Chief Financial Officer